Exhibit 10.1

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

July 18, 2005

Mr. Willie McLucas

    Chairman

Luzon Minerals Ltd.

9th Floor, 555 Burrard Street

Box 273, Two Bentall Centre

Vancouver, British Columbia V7X 1M8

Dear Willie:

Purchase and Sale of Amayapampa Gold Project

- Fourth Amendment to Purchase Agreement

Further to our agreement dated December 11, 2003, as amended by our agreements dated May 28, 2004, July 29, 2004 and January 19, 2005 (collectively, the “Agreement”), which sets out our agreement on the terms on which Vista Gold Corp. (“Vista”) has agreed to sell to Luzon Minerals Ltd. (“Luzon”), and Luzon has agreed to purchase, Vista’s interest in the Amayapampa Gold Project, this letter confirms our agreement to further amend the terms of the Agreement in the manner described below. All capitalised terms used and not otherwise defined herein have the meanings ascribed to those terms in the Agreement.

Subject to the approval of the TSX Venture Exchange with respect to matters relating to Luzon (such approval to be applied for and obtained within the time periods described below), we hereby agree to amend the Agreement as follows:

1.	Paragraph 1(a) of the Agreement is hereby deleted and replaced with the following:

“(a)	The aggregate purchase price will be comprised of U.S.$2,700,000, either 3,250,000 or 4,250,000 common shares in the capital of Luzon (“Common Shares”), and 1,000,000 common share purchase warrants (with the terms described below), and will be payable as follows:”

2.	Subparagraph 1(a)(iii) of the Agreement is hereby amended to delete sub-subparagraph (C) and the three sentences following sub-subparagraph (C), and replace those provisions with the following:

“(iii)	(C) within five days of receiving approval of the TSX Venture Exchange, Luzon will issue to Vista 3,000,000 Common Shares and 1,000,000 warrants, each warrant entitling the holder to acquire one Common Share at an exercise price of CDN $0.20 for a period of three years from the date of issuance, and (D) on the earlier of December 31, 2005 or the date of the closing of the next debt, equity or other financing completed by Luzon after July 15, 2005, Luzon will pay to Vista U.S.$100,000 in cash.”

3. Subparagraph 1(a)(iv) of the Agreement is hereby deleted and replaced with the following subparagraphs 1(a)(iv) and (v):

“(iv)	Within five days of the date that is the earlier of (A) December 1, 2006 or (B) the date that Luzon completes obtains financing sufficient to commence construction at the Amayapampa Project, Luzon will pay to Vista U.S.$2,500,000. Any unpaid cash portion of such payment will accrue interest at LIBOR plus 2% per month.

(v)	In the event that Luzon completes a feasibility study or technical report for the Amayapampa Project that discloses recovered gold of more than 400,000 ounces, Luzon shall issue to Vista an additional 1,000,000 Common Shares.”

4.	Paragraph 1(b) of the Agreement is hereby deleted and replaced with the following:

“(b)	If Luzon completes its acquisition of the Amayapampa Project, Luzon will grant Vista a net smelter return royalty as follows: (i) on the first 440,000 ounces of gold, a 4.5% net smelter return royalty where gold is at less than U.S.$450 per ounce and a 5.5% net smelter return royalty where gold is at U.S.$450 per ounce or more, and (ii) thereafter, a 1.0% net smelter return royalty.”

5.	Subparagraph 1(d) of the Agreement is hereby amended to delete sub-subparagraph 1(d)(ii) in its entirety and to renumber sub-subparagraph 1(d)(iii) accordingly.

6.	Paragraph 1 of the Agreement is hereby amended to add the following as new subparagraph 1(e) immediately following the existing subparagraph 1(d):

“(e)	Effective from July 29, 2004, Luzon will be responsible for and will pay all costs associated with holding and maintaining the Amayapampa Project. If notwithstanding such obligation Vista pays or otherwise funds the payment of any such costs, Luzon will as soon as possible and in any event by no later than December 31, 2005 pay to Vista the full amount of such costs plus interest at the rate of 1% per month. Luzon acknowledges and agrees that as at June 30, 2005 Vista had paid such costs in the amount of approximately U.S.$51,000.”

Luzon hereby agrees to use all commercially reasonable efforts to apply for and obtain the approval of the TSX Venture Exchange with respect to all matters relating to Luzon referred to in this letter (including but not limited to the issuance of the 3,000,000 Common Shares and 1,000,000 warrants referred to in section 2 of this letter) as soon as possible after the date of this letter and in any event, agrees to file a written application for such approval with the TSX Venture Exchange, and to provide Vista with a copy of such application, within five business days of the date of this letter. Unless otherwise agreed by Vista in its sole discretion, Vista’s agreement to amend the Agreement as outlined in this letter is conditional upon Luzon obtaining the written approval of the TSX Venture Exchange with respect to all matters relating to Luzon referred to in this letter or otherwise in the Agreement, by no later than August 2, 2005.

Yours truly,

VISTA GOLD CORP.

By:	/s/ Michael B. Richings
Michael B. Richings,
President and CEO

Agreed to and accepted as of this 18th day of July, 2005

LUZON MINERALS LTD.

By:	/s/ Willie McLucas
Authorized Signatory
Name:	Willie McLucas
Title:	Chairman